                                                                   Rxhibit 15.2

                                                     January 21, 2004

Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034

Re:  Form S-3 (related to registering 2,220,000 shares of common stock)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 7, 2003, related to our review of interim financial information for the period ended March 31, 2003.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP
Dallas, Texas